                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires:   August 31, 2004
                                                      Estimated average burden
                                                      hours per response...14.73

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                         Tarragon Realty Investors, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                         TARRAGON REALTY INVESTORS, INC.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                                 (212) 949-5000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 9, 2003


         Please join us for the Annual Meeting of Stockholders of Tarragon Realty Investors, Inc., which will be held on Monday, June 9, 2003 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York 10019.

         The purposes of the Annual Meeting are:

         1. To elect eight (8) Directors to serve until the next Annual Meeting of Stockholders;

         2. To ratify the selection of Grant Thornton LLP as independent auditors for fiscal year 2003; and

         3. To consider and take action upon any other business that may properly come before the meeting.

         You are cordially invited to attend the Annual Meeting in person.

         You must be a stockholder of record at the close of business on April 14, 2003, to vote at the Annual Meeting.

         Your vote is important. Accordingly, whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the envelope provided.



Dated:   April 18, 2003                   BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ KATHRYN MANSFIELD
                                          --------------------------------------
                                          Kathryn Mansfield
                                          Executive Vice President and Secretary

                         TARRAGON REALTY INVESTORS, INC.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                                 (212) 949-5000


                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                  JUNE 9, 2003



                               GENERAL INFORMATION


         This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Tarragon Realty Investors, Inc. for use at the Annual Meeting of Stockholders, which will be held on Monday, June 9, 2003 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York 10019. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 18, 2003.

STOCKHOLDERS ENTITLED TO VOTE

         You are entitled to vote at the Annual Meeting and any adjournments thereof if you are a holder of record of Tarragon common stock, par value $0.01 per share, as of the close of business on April 14, 2003 (the "Record Date"). As of the Record Date, there were 11,800,907 shares of common stock outstanding. You are entitled to one vote for each share of Tarragon common stock you hold on the Record Date.

VOTING OF PROXIES

         You can vote in person at the Annual Meeting or you can vote by proxy. To vote by proxy, you must sign, date and return the enclosed proxy card to American Stock Transfer and Trust Company in the envelope provided prior to the Annual Meeting. You may vote for all of the nominees for director, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual nominee. Unless you instruct otherwise, your proxy will vote your shares FOR the election of each of the nominees for director and FOR the ratification of Grant Thornton LLP as independent auditors, as recommended by the Board of Directors.

REVOKING PROXIES

         You may revoke a proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Tarragon, or by signing and delivering a proxy card bearing a later date. You may also attend the Annual Meeting, withdraw your proxy before it is exercised, and vote in person.

         If you are a beneficial owner of shares and you intend to vote in person at the Annual Meeting, you should obtain a legal proxy or power of attorney from your broker and present it to the inspector of election at the Annual Meeting to establish your right to vote such shares.

VOTE REQUIRED FOR APPROVAL

         The holders of a majority of the outstanding shares of common stock entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

         In order to be elected as a director, each nominee must receive the affirmative vote of a plurality of the votes cast at the Annual Meeting (Proposal 1). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as Tarragon's independent auditors (Proposal 2).

         Votes withheld from the election of any nominee for director and abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on that matter. If a broker does not receive voting instructions from the beneficial owner of shares and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast FOR or AGAINST the matter.

         As of the Record Date, management and affiliates held 5,332,718 shares representing approximately 45% of the shares outstanding. Management intends to vote all of its shares for the election of each of the eight nominees for director, and for the ratification of the appointment of Grant Thornton LLP as independent auditors.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Tarragon's Board of Directors consists of eight members, each of whom were elected at the last annual meeting of stockholders held on June 3, 2002 to serve until the next annual meeting of stockholders or until a successor has been elected or approved.

NOMINEES

         Each of the current members of the Board of Directors of Tarragon has been nominated to serve for an additional term. Each of the nominees has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. Your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then your proxy may vote for any substitute nominee proposed by the Board of Directors.

         The eight nominees are listed below, together with their ages, terms of service, all positions and offices held with Tarragon or its predecessors, other principal occupations, business experience and directorships with other companies during the last five years or more. There are no family relationships among any of the directors or executive officers of Tarragon. The term "Affiliated," when used below, means that the director is an officer or employee of Tarragon.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

         WILLIE K. DAVIS (71) (Independent)

         Mr. Davis has served as a director of Tarragon since April 1997. He was a member of the Board of Trustees of Vinland Property Trust from October 1988 to July 1997, and a member of the Board of Trustees of National Income Realty Trust from October 1988 to March 1995. He served as President (from 1971 to 1985) and Chairman and 50% shareholder (from 1985 -2000) of Mid-South Financial Corporation, the holding company for Mid-South Mortgage Company and Gibbs Mortgage Company, as well as President (from 1978 to 1995) and Chairman and sole shareholder (from 1995 - 1999) of FMS, Inc., a property management and real estate development firm. He has been a director of Southtrust Bank of Middle Tennessee since 1987; and Trustee and Treasurer of Baptist Hospital, Inc., a Tennessee general welfare not-for-profit corporation, since 1986.

         WILLIAM S. FRIEDMAN (59) (Affiliated)

         Mr. Friedman has served as President, Chief Executive Officer and a director of Tarragon since April 1997. He has also been Chairman of the Board of Directors since December 2000. He previously served as a Trustee (from March
1988), Chief Executive Officer (from December 1993), President (from December
1988), acting Chief Financial Officer (from May 1990 to February 1991),

Treasurer (from August to September 1989), and acting Principal Financial and Accounting Officer (from December 1988 to August 1989) of Vinland Property Trust (until July 1997) and National Income Realty Trust (until November 1998).

         LANCE LIEBMAN (61) (Independent)

         Mr. Liebman has been a director of Tarragon since December 1998. He also served as a Trustee of National Income Realty Trust from March 1994 to November 1998. Mr. Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of Parker School of Foreign and Comparative Law. He also serves as Director of the American Law Institute and as Public Governor of the Philadelphia Stock Exchange since 1999. He was the Dean of Columbia Law School from 1991 to 1996. From 1970 to 1991, he served as Assistant Professor, Professor and Associate Dean of Harvard Law School. He has been a director of the Greater New York Insurance Co. (both mutual and stock companies) since 1991; a director of M&F Worldwide since 1995; and a director of Brookfield Financial Properties, Inc. since 1996. He has been an attorney at law since 1968.

         ROBERT C. ROHDIE (62) (Affiliated)

         Mr. Rohdie has been a director of Tarragon and President and Chief Executive Officer of Tarragon Development Corporation, a wholly owned subsidiary of Tarragon responsible for real estate development and renovation projects, since February 2000. Since 1988, Mr. Rohdie has also served as President of Rohdhouse Investments, Inc., his wholly owned real estate development company, which acted as Tarragon's joint venture partner in new construction and development projects from 1997 through 2000. Mr. Rohdie has been an attorney at law since 1965.

         ROBERT P. ROTHENBERG (44) (Affiliated)

         Mr. Rothenberg has been a director and the Chief Operating Officer of Tarragon since September 2000. Mr. Rothenberg has been the managing member of APA Management LLC, a real estate investment and management company, since 1994. He is also a Managing Member of Ansonia LLC, which together with Tarragon has acquired close to 2600 apartments in the State of Connecticut since 1997. Mr. Rothenberg was a co-managing member of Accord Properties Associates, LLC, which managed the Ansonia portfolio in Connecticut until it was acquired by Tarragon in January 2001. Mr. Rothenberg graduated from the Harvard Business School in June 1984.

         LAWRENCE G. SCHAFRAN (64) (Independent)

         Mr. Schafran has been a director of Tarragon since December 1998. He was a Trustee of National Income Realty Trust from March 1995 to November 1998. Mr. Schafran has been Managing General Partner of L.G. Schafran & Associates, a real estate investment and development firm in New York City, since 1984. He has been the Managing Director and Chief Operating Officer of CancerAdvisors, Inc., since 2001. He serves as Chairman of the Board (since January 1996) and Co-Chief Executive Officer (since January 2000) of Delta-Omega Technologies, Inc., a Broussard, Louisiana based specialty chemical company. He also serves as Co-Liquidating Trustee (since January 2003) of the Banyan Strategic Realty Trust, a NASDAQ traded equity REIT. He has been a director of PubliCARD, Inc. since 1986 and a director of WorldSpace, Inc. since April 2000.

         RAYMOND V.J. SCHRAG (57) (Independent)

         Mr. Schrag has been a director of Tarragon since December 1998. He was a Trustee of Vinland Property Trust from October 1988 to May 1995, and of National Income Realty Trust from October 1988 to November 1998. Mr. Schrag has been an attorney in private practice in New York City since 1973.

         CARL B. WEISBROD (58) (Independent)

         Mr. Weisbrod has been a director of Tarragon since December 1998. He also served as Chairman of the Board of Directors from December 1998 to December 2000. He was Chairman of the Board of Trustees of National Income Realty Trust from February 1994 to November 1998, and a member of the Board of Trustees of Vinland Property Trust from February 1994 to May 1995. Mr. Weisbrod has served as President of Alliance for Downtown New York, Inc. since 1994 and as a trustee of the Ford Foundation since 1996. He also serves as the President of the Downtown-Lower Manhattan Association.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended December 31, 2002, the Board of Directors held four regular meetings, one special meeting, and acted by written consent five times. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board and all meetings held by the committees of the Board, if any, upon which such director served during the period of time that such person served on the Board or such committee.

         The Board has an Audit Committee, an Executive Compensation Committee and a Nominating Committee.

         The Audit Committee currently consists of Lawrence G. Schafran (Chairman), Raymond V.J. Schrag and Willie K. Davis. The Audit Committee serves as a line of communication between the independent certified public accountants, Tarragon's internal accounting staff, and the Board of Directors. The Audit Committee met three times during 2002, and acted once by written consent.

         The Executive Compensation Committee currently consists of Carl Weisbrod (Chairman), Lawrence G. Schafran, Raymond V. J. Schrag and Lance Liebman. The Executive Compensation Committee makes recommendations to the Board for the compensation of Tarragon's senior executive officers, administers Tarragon's Share Option and Incentive Plan and authorizes option grants under that plan. The Executive Compensation Committee met twice and acted by written consent two times during 2002.

         The Nominating Committee currently consists of Raymond V.J. Schrag (Chairman), Lawrence G. Schafran and Willie K. Davis. The Nominating Committee, established by the Board in

September 2002, is responsible for recommending to the Board individuals to be nominated as directors. The Committee met for the first time in April 2003 to consider and recommend the current slate of nominees for the Board of Directors.

DIRECTOR COMPENSATION

         Our independent directors receive annual compensation of $15,000 per year plus reimbursement of expenses for their service on the Board. In addition, independent directors receive $2,000 per year for each committee of the Board on which they serve, $1,000 per year for each committee that they chair, and $1,000 per day for any special services rendered on Tarragon's behalf, plus reimbursement of expenses. Directors who are also officers of Tarragon do not receive any separate compensation for their services as director.

         Tarragon's Independent Director Stock Option Plan (the "Director Plan") provides for automatic annual grants of options to independent directors serving on the Board on the first day of each new fiscal year. The exercise price of all options granted under the Director Plan is equal to the market price on the grant date. The options are immediately exercisable, and expire on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant.

         Pursuant to the terms of the Director Plan, each of our incumbent independent directors received options to purchase 2,000 shares of Tarragon common stock on January 1, 2002 and on January 1, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 2002, affiliates of William S. Friedman and his wife, Lucy N. Friedman, made advances to Tarragon pursuant to the terms of a $20 million unsecured line of credit arrangement approved by the Board of Directors. Advances under the line of credit bear interest at LIBOR plus 1% per annum or the lowest rate at which credit is offered to Tarragon by any third party and mature in January 2004. The largest aggregate amount of indebtedness under the line of credit in 2002 was $13,495,917 in March 2002. Interest of $228,000 accrued during the year. As of December 31, 2002, there was no balance outstanding.

         As an accommodation to Tarragon, Mr. and Mrs. Friedman and their affiliates have pledged approximately 1.2 million shares of Tarragon common stock to secure a $10 million line of credit extended to Tarragon by a bank. In addition, Mr. Friedman has pledged approximately 300,000 shares of Tarragon common stock to secure a line of credit of $2 million extended to Tarragon by another bank. Tarragon has indemnified Mr. and Mrs. Friedman and their affiliates from any loss, cost, or liability associated with the accommodation pledges or the lines of credit. As collateral for the indemnification obligations, Tarragon has agreed to pledge to Mr. and Mrs. Friedman and their affiliates an equal number of shares of Tarragon treasury stock.

         In 2002, Tarragon received property management fees totaling $28,000 from properties owned by affiliates of Mr. Friedman. In addition, Tarragon received $97,000 for services in refinancing several properties owned by affiliates of Mr. Friedman.

         In February 2000, Tarragon acquired the interests of Robert C. Rohdie and his affiliates in ten apartment communities, completed or then under construction, as well as in all joint venture development projects then in the planning stages, for a total value of up to $10,000,000. Mr. Rohdie, Tarragon's joint venture partner in the development of these projects, contributed his equity interests to an operating partnership formed by Tarragon in exchange for a preferred interest in the operating partnership, initially valued at $5 million based on the value of the five properties then completed. In 2001, upon completion and lease up of an additional four properties, Mr. Rohdie received additional preferred interests in the operating partnership of $3.75 million. Mr. Rohdie will receive $1.25 million in additional preferred interests in the operating partnership in May 2003 in connection with the completion and lease up of the final apartment community. His preferred interest earns a guaranteed fixed return of 5% on 80% of the preferred interest for the first two years, increasing by 1% per year until it reaches 10% in year seven. The remaining 20% of the preferred interest is due an amount equal to the cash dividends payable, if any, on 311,779 shares of Tarragon common stock (as adjusted to give effect to the April 2002 10% stock dividend and the 3-for-2 stock split effective February 14, 2003).

         Mr. Rohdie received distributions of $375,889 in 2002, and $97,500 in January 2003 in payment of his guaranteed return.

         Mr. Rohdie has the right to convert his preferred interest in the operating partnership into 356,318 shares of our common stock, and preferred stock with a face value of $8 million and a like dividend to his guaranteed fixed return from the operating partnership. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay Mr. Rohdie the cash value of his preferred interest over three years. Beginning in February 2006, Mr. Rohdie may elect to convert his preferred interest into cash, payable over three years.

         In 1997, Tarragon formed Ansonia Apartments, L.P. with Richard Frary, Joel Mael, Robert Rothenberg and Saul Spitz. Ansonia currently owns 11 apartment properties located primarily in Connecticut. Tarragon contributed all of the cash required for the partnership's investments. Mr. Rothenberg and Mr. Spitz joined Tarragon as executive officers, and Mr. Rothenberg was appointed as a member of our Board of Directors, in September 2000.

         In 2001, our partners paid Tarragon 30% of the amounts Tarragon had previously contributed to the partnership, plus a preferred return, with a cash contribution of $232,000 and the delivery of individual promissory notes totaling $5.3 million, including promissory notes from Mr. Rothenberg and Mr. Spitz in the original principal sums of $2.8 million and $926,000, respectively. The notes bore interest at 12% per annum, were secured by pledges of their makers' interests in Ansonia, matured in July 2011, and were payable from 30% of Ansonia's cash flow.

         Tarragon received $12 million from Ansonia in 2002 in connection with the refinancing of six of its properties and the sale of three others, including $3.2 million that was applied to payment in full of the partners' notes. Tarragon received payment of its $1.6 million note receivable from Mr. Rothenberg and $541,000 note receivable from Mr. Spitz from their proportionate share of the cash distributions from Ansonia, and recognized interest income totaling $136,000 in 2002 from these two notes.

         In February 2002, Tarragon purchased the minority interests of Messrs. Rothenberg and Spitz in two properties acquired by Ansonia from partnerships in which they also held interests, for the sum of $201,492.

         We believe that the foregoing transactions were at least as advantageous to us as we could have obtained from unrelated third parties.

                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors on April 7, 2000, all in accordance with applicable rules of the Securities and Exchange Commission and NASDAQ.

         The Audit Committee oversees Tarragon's auditing, accounting and financial reporting processes on behalf of the Board. The Audit Committee also recommends to the Board of Directors the selection of Tarragon's independent accountants.

         The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the company for the 2002 fiscal year, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with representatives of the independent accountants their independence.

         Based upon the review and the discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Tarragon's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE

Raymond V.J. Schrag            Lawrence G. Schafran            Willie K. Davis

INDEPENDENT ACCOUNTANT FEES

         Tarragon paid Grant Thornton LLP the following fees for services rendered for the 2002 fiscal year:

Audit Fees:                $210,295.00
All other Fees:            $    800.00

         Grant Thornton's work on Tarragon's audit was performed by full time, permanent employees and partners of Grant Thornton.

AUDIT COMMITTEE CONSIDERATION

         Tarragon's Audit Committee has considered whether Grant Thornton LLP's provision of other services is compatible with maintaining their independence as Tarragon's principal independent accounting firm.


                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Grant Thornton LLP to audit the consolidated financial statements of Tarragon for the fiscal year ending December 31, 2003, and has directed that its selection of independent auditors be submitted for ratification by the stockholders at the Annual Meeting. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

         Grant Thornton LLP served as the auditors for Tarragon for the 2002 fiscal year. Representatives of Grant Thornton LLP have been invited to attend and are expected to be available by telephone at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

         The Board of Directors recommends that you vote FOR the approval and ratification of Grant Thornton LLP as independent auditors.


                                   MANAGEMENT

         Messrs. Friedman, Rohdie and Rothenberg currently serve as executive officers of Tarragon. Their positions with Tarragon are not subject to a vote of stockholders. Tarragon's employment of Messrs. Friedman, Rohdie and Rothenberg is subject to the terms of employment agreements more fully described below. All other executive officers serve at the discretion of the Board of Directors and the Chief Executive Officer.

EXECUTIVE COMPENSATION

         The following table reflects the compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers (collectively, the "named executive officers") in fiscal years 2000, 2001 and 2002 for services rendered to Tarragon and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                        Long Term Compensation
                                                                                                                 Awards
                                                                                                         Securities Underlying
                                                                        Annual                                Options/SARs
                                                                     Compensation                          (Number of Shares)
                                                         ------------------------------------           ----------------------
       Name                   Principal Position         Year          Salary          Bonus                       (1)
-------------------       --------------------------     ----         --------       --------           ----------------------
William S. Friedman       President                      2002         $300,000             --                               --
                          Chief Executive Officer        2001         $300,000             --                               --
                          Director                       2000         $300,000             --                               --

Robert P. Rothenberg      Chief Operating Officer        2002         $300,000       $200,000                           33,000
                          Director                       2001         $250,000       $100,000                               (2)
                                                         2000         $ 66,667       $100,000                          435,600

Saul Spitz                Executive Vice President -     2002         $200,000       $175,000                           12,000(3)
                          Acquisitions                   2001         $150,000       $200,000                               (2)
                                                         2000         $ 40,000       $ 50,000                               --

Todd M. Schefler          Executive Vice President -     2002         $175,000       $200,000                           15,750(4)
                          Development                    2001         $125,000       $200,000                               --
                                                         2000         $123,000       $ 90,000                           36,300

Robert C. Rohdie          President and Chief            2002         $300,000       $200,000                          132,000(5)
                          Executive Officer, Tarragon    2001         $200,000       $100,000                               --
                          Development Corporation;       2000         $183,333       $125,000                               --
                          Director

         (1) All option awards have been adjusted for a 10% stock dividend on April 26, 2002 and a 3-for-2 stock split effective February 14, 2003. 2000 and 2001 option awards have also been adjusted for a 10% stock dividend on February 15, 2001.

         (2) Mr. Rothenberg also received an option for 108,900 shares of common stock as part of the consideration for Tarragon's acquisition of Accord Properties Associates, LLC effective January 1, 2001. Mr. Spitz received an option for 108,900 shares of common stock in connection with the same transaction.

         (3) Mr. Spitz received an option for 12,000 shares of common stock on January 1, 2003.

         (4) Includes an option for 7,500 shares of common stock granted to Mr. Schefler on January 1, 2003.

         (5) See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for a discussion of Mr. Rohdie's rights in an operating partnership with Tarragon.

       The following table shows the stock options exercised during 2002 by each of our named executive officers and the fiscal year-end value of their unexercised options on an aggregated basis.

              AGGREGATED OPTION / SAR EXERCISES IN FISCAL YEAR 2002
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                 Number of
                                                                                securities             Value of
                                                                                underlying            unexercised
                                                                                unexercised           in-the-money
                                                                              options/SARs at       options/SARs at
                                                                              fiscal year end       fiscal year end
                                                                                   (#)                   ($)
                                Shares acquired                               ---------------     ------------------
                                  on exercise           Value Realized         Exercisable/          Exercisable/
       Name                           (#)                    ($)              Unexercisable          Unexercisable
--------------------            ---------------         --------------        ---------------     ------------------
William S. Friedman                          --                     --          1,134,375/-0-         $3,045,625/-0-

Robert P. Rothenberg                         --                     --         508,200/69,300     $2,186,040/233,060

Saul Spitz                                   --                     --          72,600/36,300       $320,520/160,260

Todd M. Schefler                             --                     --          14,520/30,030        $59,984/108,526

Robert C. Rohdie                             --                     --            -0-/132,000           $-0-/291,200

EMPLOYMENT CONTRACTS

         Tarragon originally entered into an employment agreement with William
S. Friedman in November 1998 in connection with our acquisition of Tarragon Realty Advisors from Mr. Friedman and his wife, Lucy N. Friedman. Mr. Friedman's employment agreement was for a term of four years, renewable from year to year thereafter, at an annual salary of $300,000. This agreement expired by its terms in November 2002. The Executive Compensation Committee of the Board of Directors has voted unanimously to continue Mr. Friedman's employment with Tarragon at an annual salary of $300,000, pending its study and consideration of a new employment agreement for him.

         Tarragon entered into an employment agreement with Robert C. Rohdie effective February 1, 2000, following Tarragon's acquisition of Mr. Rohdie's interests in our joint venture projects with him. Mr. Rohdie's employment agreement was for an initial term of three years with a minimum annual salary of $200,000 plus an annual incentive bonus in an amount determined by the Board, in its discretion. Mr. Rohdie's employment agreement expired by its terms on January 31, 2003. The Executive Compensation Committee of the Board of Directors has voted unanimously to continue Mr. Rhodie's employment with Tarragon at an annual salary of $300,000, pending its study and consideration of a new employment agreement for him.

         Tarragon entered into an employment agreement with Robert P. Rothenberg effective September 25, 2000. Mr. Rothenberg's employment agreement is for a term of three years, at a current annual salary of $300,000, with a guaranteed minimum annual incentive bonus of $100,000. In September 2000, Mr. Rothenberg received options to acquire 435,600 shares of Tarragon common stock at its fair market value on the date of grant (all as adjusted for two 10% stock dividends and a 3-for-2 stock split) in connection with his employment agreement.

         Mr. Rothenberg's employment agreement includes a broad covenant not to compete with Tarragon during its term and for a minimum period of one year following its termination, and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Rothenberg's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Rothenberg's employment with Tarragon is terminated by the Board without cause during the initial or any renewal term of his agreement, Tarragon is obligated to continue to pay him $20,833.33 per month for 12 months following the date of termination or the number of months remaining under the agreement, whichever is greater.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Compensation Committee currently consists of Lance Liebman, Carl B. Weisbrod, Raymond V.J. Schrag and Lawrence Schafran, who are all independent members of our Board of Directors. None of the members of the committee are current or former employees of Tarragon.

                     REPORT ON EXECUTIVE COMPENSATION BY THE
           EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Executive Compensation Committee reviews and approves Tarragon's compensation philosophy and executive compensation programs, plans and awards, and administers Tarragon's Share Option and Incentive Plan and authorizes option grants thereunder. Tarragon's compensation policy has been to provide all employees with a total compensation package that includes a competitive salary, an incentive bonus based upon individual performance, competitive benefits and an efficient, worker-friendly workplace environment. In addition, most employees are eligible to receive qualified incentive stock options under Tarragon's Share Option and Incentive Plan, which was established to reward and motivate employees by providing them with an opportunity to acquire a proprietary interest in Tarragon and aligning their interests with those of our stockholders.

         The Executive Compensation Committee reviews executive officer salaries and incentive bonus and option awards. Tarragon's executive officers are paid salaries in line with their experience and responsibilities, and salary increases are based upon the executive's past performance, current level of contribution, future potential and the relevant labor market. Peer group compensation practices are also taken into consideration. Typically, executive salaries are reviewed annually.

         In addition, all executive officers are eligible for an annual incentive bonus based upon individually established performance goals. Stock option grants to executive officers are likewise based on various subjective factors, primarily relating to the responsibilities of the individual officers, and their expected future contributions and prior option grants.

         The Board of Directors as a whole considered and approved the terms of the employment agreement Tarragon entered into with William S. Friedman in November 1998. Upon the expiration of that agreement, the Executive Compensation Committee considered and unanimously approved the continuation of Mr. Friedman's employment at the same annual salary, pending its receipt and consideration of a market study of executive compensation, and the negotiation of a new employment agreement for him on market terms.


                        EXECUTIVE COMPENSATION COMMITTEE


         Lance Liebman                                  Lawrence G. Schafran

         Raymond V.J. Schrag                            Carl B. Weisbrod

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information concerning the holdings of each person known to Tarragon to be the beneficial owner of more than five percent of our common stock, of each director and named executive officer, and of all of Tarragon's directors and executive officers as a group. All information with respect to beneficial ownership was furnished to Tarragon by the respective director, officer, or stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                  Amount and Nature
      Name and Address of                           of Beneficial              Percent of
       Beneficial Owner                               Ownership                 Class (1)
-------------------------                     --------------------------       ----------
Lucy N. Friedman                                      5,350,005 (2)(3)(4)            44.1%
1775 Broadway 23rd Floor                                        (5)(6)
New York, New York 10017

(1) Percentage is based upon 11,800,907 shares of common stock outstanding at April 14, 2003.

(2) Includes 2,548,547 shares owned by Mrs. Friedman directly and 317,625 shares covered by a presently exercisable option. Mrs. Friedman also owns 1,000 shares of Tarragon 10% Cumulative Preferred Stock.

(3) Includes 948,940 shares owned by Lucy N. Friedman's spouse, William S. Friedman.

(4) Includes 71,169 shares held in trust by Mrs. Friedman for her minor son, Samuel Friedman. Mrs. Friedman disclaims beneficial ownership of such shares.

(5) Includes 226,394 shares owned by Tarragon Capital Corporation, of which Mrs. Friedman and Mr. Friedman are executive officers and directors; 238,388 shares owned by Tarragon Partners, Ltd., of which Mrs. Friedman and Mr. Friedman are limited partners and Tarragon Capital is the general partner; and 998,942 shares owned by Beachwold Partners, L.P., in which Mr. Friedman is the general partner and Mrs. Friedman and their four children are the limited partners.

(6) Does not include 167,729 shares of Tarragon common stock and 1,000 shares of Tarragon 10% Cumulative Preferred Stock owned by Mrs. Friedman's adult son, Ezra Friedman; 123,878 shares of common stock owned by Mrs. Friedman's adult daughter, Tanya Friedman; or 70,610 shares of common stock owned by Mrs. Friedman's adult son, Gideon Friedman. Mrs. Friedman disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

                                                                    Amount and Nature
                                                                      of Beneficial                         Percent of
  Name of Beneficial Owner                                              Ownership                            Class (1)
----------------------------                                 -------------------------------                ----------
William S. Friedman                                          6,166,755     (2)(3)(4)(5)(6)                        47.7%

Lance Liebman                                                   45,953     (7)                                       *

L. G. Schafran                                                  42,003     (8)                                       *

Raymond V.J. Schrag                                            135,994     (9)                                       1%

Carl B. Weisbrod                                                45,824     (10)                                      *

Willie K. Davis                                                 24,813     (11)                                      *

Robert C. Rohdie                                               125,970     (12)                                      1%

Robert P. Rothenberg                                           562,365     (13)                                    4.6%

Saul Spitz                                                     110,328     (14)                                      *

Todd Schefler                                                   22,369     (15)                                      *

All Directors and Executive                                                (2)(3)(4)(5)(6)                        53.8%
Officers as a group                                                        (7)(8)(9)(10)(11)
(18 individuals)                                                           (12)(13)(14)(15)

----------

*  Less than 1%.

(1) Percentages are based upon 11,800,907 shares of common stock outstanding at April 14, 2003.

(2) Includes 948,940 shares owned by Mr. Friedman directly and 1,134,375 shares covered by two separate presently exercisable options.

(3) Includes 2,548,547 shares owned by Mr. Friedman's spouse, Lucy N. Friedman. Mr. Friedman disclaims beneficial ownership of all such shares. Mrs. Friedman also owns 1,000 shares of Tarragon 10% Cumulative Preferred Stock.

(4) Includes 226,394 shares owned by Tarragon Capital Corporation, 238,388 shares owned by Tarragon Partners, Ltd., and 998,942 shares owned by Beachwold Partners, L.P.

(5) Includes 71,169 shares held in trust by Mrs. Friedman for her minor son, Samuel Friedman. Mr. Friedman disclaims beneficial ownership of such shares.

(6) Does not include 167,729 shares of Tarragon common stock and 1,000 shares of Tarragon 10% Cumulative Preferred Stock owned by Mr. Friedman's adult son, Ezra Friedman; 123,878 shares of common stock owned by Mr. Friedman's adult daughter, Tanya Friedman; or 70,610 shares of common stock owned by Mr. Friedman's adult son, Gideon Friedman. Mr. Friedman disclaims beneficial ownership of such shares.

(7) Includes 3,948 shares owned by Mr. Liebman directly and 42,005 shares covered by nine separate presently exercisable options.

(8) Includes 17,304 shares owned by Mr. Schafran directly, and 24,699 shares covered by seven separate presently exercisable options.

(9) Includes 84,914 shares owned by Mr. Schrag directly and 42,005 shares covered by nine separate presently exercisable options. Also includes 9,075 shares owned by Mr. Schrag's wife individually. It does not include 3,384 shares owned by Mr. Schrag's adult daughter, Rebecca, or 3,384 shares owned by Mr. Schrag's adult son, Ben. Mr. Schrag disclaims beneficial ownership of such shares.

(10) Includes 9,264 shares owned by Mr. Weisbrod directly and 36,560 shares covered by eight separate presently exercisable options.

(11) Includes 7,623 shares owned by Mr. Davis directly and 17,190 shares covered by five separate presently exercisable options.

(12) Includes 98,391 shares owned by Robert C. Rohdie and Rohdhouse Investments, Inc., a Florida corporation owned by Mr. Rohdie, and 1,179 shares owned by his spouse. Also includes 26,400 shares covered by a presently exercisable option. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for a discussion of Mr. Rohdie's interest in an operating partnership with Tarragon.

(13) Includes 11,265 shares owned by Mr. Rothenberg directly, and 551,100 shares covered by three presently exercisable options. Mr. Rothenberg also owns 8,333 shares of Tarragon 10% Cumulative Preferred Stock.

(14) Includes 1,428 shares owned by Mr. Spitz directly, and 108,900 shares covered by one presently exercisable options. Mr. Spitz also owns 8,333 shares of Tarragon 10% Cumulative Preferred Stock.

(15) Includes 2,569 shares owned by Mr. Schefler directly, and 19,800 shares covered by three presently exercisable options.

COMPLIANCE WITH SECTION 16(a) REPORTING REQUIREMENTS

         Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons holding more than ten percent of our common stock file initial reports of ownership of the common stock and reports of any changes in that ownership to the SEC. Specific due dates for these reports have been established, and Tarragon is required to report any failure to file by these dates during fiscal 2002.

         To our knowledge, based solely upon the written representations of our incumbent directors, executive officers, and ten percent stockholders and copies of the reports that they have filed with the SEC, these filing requirements were satisfied during 2002 except that a report on Form 4 for Todd Schefler was filed late.


                                PERFORMANCE GRAPH

         The following performance graph and table compare the cumulative total shareholder return on Tarragon's common stock for the five year period ended December 31, 2002, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500 Index") and a peer group composed of Associated Estates Realty Corp., AvalonBay Communities, Inc., Forest City Enterprises, Gables Residential Trust, LNR Property Corp., Summit Properties Inc., and Wellsford Real Properties ("Peer Group") over the same period. The comparison assumes that $100 was invested on December 31, 1997 in Tarragon common stock and in each of the indices and further assumes the reinvestment of all dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                                    (CHART)

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2002
                 AMONG TARRAGON*, S&P 500 INDEX, AND PEER GROUP

                            1997       1998       1999       2000       2001       2002
                           ------     ------     ------     ------     ------     ------
TARRAGON*                  100.00     138.81     134.10     147.19     192.15     242.24

PEER GROUP                 100.00     82.64      86.92      121.67     136.31     123.06

S&P 500 INDEX              100.00     128.58     155.63     141.46     124.65      97.10

         *The merger of Tarragon and NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, Tarragon's historical balances and operations for dates prior to November 24, 1998, the effective date of the merger, are those of NIRT. Information set forth above for dates prior to November 24, 1998 reflect the performance of NIRT and its shares of beneficial interest, as adjusted to give effect to the 1.97 to 1 exchange ratio established in the merger.

                              FINANCIAL STATEMENTS

         The audited financial statements of Tarragon (and its predecessors) in comparative form as of December 31, 2002 and 2001 are contained in the 2002 Annual Report to Stockholders, which is being delivered with this Proxy Statement. Neither the Annual Report nor the financial statements contained in it are to be considered a part of this solicitation.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares of common stock represented by duly executed proxies in accordance with their best judgment.

                        FUTURE PROPOSALS OF STOCKHOLDERS

         If you want to present a stockholder proposal at Tarragon's Next Annual Meeting of Stockholders, you must send the proposal to Kathryn Mansfield, Corporate Secretary, 3100 Monticello, Suite 200, Dallas, TX 75205, by registered or certified mail, not later than January 31, 2004, in order for it to be considered for inclusion in Tarragon's proxy statement and form of proxy for that meeting.

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to Stockholders to solicit proxies on behalf of the Board of Directors of Tarragon. The cost of soliciting proxies will be borne by Tarragon. Directors and officers of Tarragon may, without any additional compensation, solicit proxies by mail, in person or by telecommunication.

         COPIES OF TARRAGON'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TARRAGON REALTY INVESTORS, INC., 1775 BROADWAY, 23RD FLOOR, NEW YORK, NEW YORK 10019, ATTN: INVESTOR RELATIONS.

Dated:   April 18, 2003                     BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ KATHRYN MANSFIELD
                                            ------------------------------------
                                            Kathryn Mansfield
                                            Executive Vice President
                                            and Secretary

--------------------------------------------------------------------------------

                                      PROXY

                         TARRAGON REALTY INVESTORS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 9, 2003

         The undersigned stockholder of TARRAGON REALTY INVESTORS, INC. hereby appoints WILLIAM S. FRIEDMAN and CARL B. WEISBROD, each with full power of substitution, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of TARRAGON REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Tarragon to be held on June 9, 2003 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such other business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the April 18, 2003 Proxy Statement for said meeting:

         THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR ALL NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.




                  (continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                         TARRAGON REALTY INVESTORS, INC.

                                  June 9, 2003

                 Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

[X]      PLEASE MARK YOUR VOTES LIKE THIS EXAMPLE.

         1.  ELECTION OF DIRECTORS
                         [ ] FOR All Nominees (except as marked to the contrary)         NOMINEES

                         [ ] WITHHOLD Authority For All Nominees listed at right         Willie K. Davis
                         INSTRUCTION: To withhold authority to vote                      William S. Friedman
                         for any individual nominee, strike a line                       Lance Liebman
                         through the nominee's name listed at right.                     Lawrence G. Schafran
                                                                                         Raymond V.J. Schrag
                                                                                         Robert C. Rohdie
                                                                                         Robert P. Rothenberg
                                                                                         Carl B. Weisbrod

        2.   RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON
             LLP AS INDEPENDENT AUDITORS                FOR      AGAINST     ABSTAIN
                                                        [ ]        [ ]         [ ]

         3.  In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

         Please complete, date, sign and return this proxy promptly in the accompanying envelope.

PLEASE SIGN HERE: ____________________________________________________________________________  Date: ______________________________

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN THERE IS MORE THAN ONE OWNER, EACH MUST SIGN. WHEN SIGNING AS AN
AGENT, ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE INDICATE YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION,
THIS PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER WHO SHOULD INDICATE HIS TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
NAME, BY AN AUTHORIZED PERSON. PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED
IN THE UNITED STATES.

--------------------------------------------------------------------------------